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                                                                    EXHIBIT 10.4


                             500 UNICORN PARK DRIVE
                              WOBURN, MASSACHUSETTS

     LEASE by and between DIV UNICORN, LLC, a Massachusetts limited liability company (hereinafter called "Lessor"), and FairMarket, Inc., a Delaware corporation (hereinafter called "Lessee").

                  ARTICLE 1 - DEMISED PREMISES - TERM OF LEASE

     Section 1.01. Upon and subject to the conditions and limitations hereinafter set forth, Lessor does hereby lease and demise unto Lessee and Lessee accepts and leases from Lessor a portion of the first and second floor of the building ("Building") located at, known as and numbered 500 Unicorn Park Drive, Woburn, Middlesex County, Massachusetts containing approximately 56,642 square feet of rentable area, as shown on the plan attached hereto and labeled EXHIBIT A (hereinafter referred to as the "Demise d Premises") together with the right to use, in common with others entitled thereto, driveways, walkways, hallways, stairways and passenger elevators convenient for access to the Demised Premises and lavatories nearest thereto, such other building amenities as are from time to time available for use by tenants in the Building generally (such as the cafeteria and fitness center) on terms and conditions applicable to all users of such amenities, and the non-exclusive right to use one vertical chase in the Building for the running of fiber optic cable from the demarcation telephone closet in the Building to the Demised Premises. Loading docks and areas and freight elevators may be used by Lessee in common with other lessees entitled to the use thereof subject to the rules and regulations established from time to time by Lessor. The Building, which contains approximately 191,000 square feet of rentable area, and the parcel of land on which it is located are referred to herein as the "Premises."

     Section 1.02. The term of this Lease shall commence on January 1, 2000 (the "Commencement Date") and the term shall expire on December 31, 2004, unless this Lease is sooner terminated as hereinafter provided.

     THIS LEASE IS MADE UPON THE FOLLOWING COVENANTS, AGREEMENTS, TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS, ALL OF WHICH LESSEE COVENANTS AND AGREES TO PERFORM AND COMPLY WITH, EXCEPTING ONLY THE COVENANTS OF THE LESSOR:

                                ARTICLE 2 - RENT

     Section 2.01. Beginning on the Rent Commencement Date, the Lessee covenants and agrees to pay to Lessor minimum rent (hereinafter called "Base Rent") for the Demised Premises of Seven Hundred Ninety Two Thousand Nine Hundred Eighty Eight Dollars(S792,988.00)


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($14.00 per rentable square foot per year) for the first year of the term hereof and One Million Five Hundred Fifteen Thousand One Hundred Seventy Three and 50/100 Dollars(S1,515,173.50) ($26.75 per rentable square foot per year) for the second through the fifth years of the term, which shall be payable in equal monthly installments as follows:

     Rent for any partial month shall be prorated and paid on the first of that month. All monthly payments are due and payable in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff except as otherwise expressly provided in this Lease. The "Rent Commencement Date" shall be the date that is 30 days after the Commencement Date. If the Rent Commencement Date is other than the first day of the month, then, with respect to such month, Lessee shall pay to Lessor the Pro-Rated Base Rent, as defined herein, on the Rent Commencement Date. The "Pro-Rated Base Rent" for such month shall be an amount equal to the product of (i) the Base Rent that would be otherwise payable under the Lease for such month times (ii) the number of days remaining in such month divided by 30.

     Section 2.02. (a) The Lessee shall pay as additional rent to the Lessor 29.8% ("Lessee's Share") off (i) Taxes (as defined below) in excess of $2.40 per square foot and (ii) Operating Expenses (as defined below) in excess of the Operating Expenses actually incurred by Lessor with respect to the Premises for calendar year 2000 (in both cases extrapolated (i.e., grossed-up) as set forth in clause (b) below). If Taxes for the Fiscal Year 2000 shall be less than $2.40 per square foot, then Lessee shall be entitled to a rent credit for (i) the portion of the Fiscal Year 2000 included in the first lease year of the Term equal to (x) the Pro-Rata Factor, as defined below', multiplied by (y) the difference between the actual amount of Taxes for Fiscal Year 2000 and $2.40 per square foot but, in any event, such credit shall not exceed the Pro-Rata Factor multiplied by $1.00 per square foot and (ii) the portion of the Fiscal Year 2001 included in the first lease year of the Term equal to (x) the Pro-Rata Fact or, as defined below, multiplied by (y) the difference between the actual amount of Taxes for Fiscal Year 2001 and $2.40 per square foot but, in any event, such credit shall not exceed the Pro-Rata Factor multiplied by $1.00 per square foot. The "Pro-Rata Factor" shall be the number of days in the Fiscal Year 2000, or, where applicable, Fiscal Year 2001, included in first lease year of the Term divided by 365. Lessor shall notify Lessee promptly after Taxes for Fiscal Year 2000 or, where applicable, Fiscal Year 2001, are finally determined and the rent credit, if any, shall be applied to the next installment of Base Rent then due under the Lease.

     (b) If less than the total rentable floor area of the Premises is occupied at any time during the term of this Lease, Lessor shall extrapolate components of Operating Expenses and Taxes as though the total rentable floor area of the Premises had been occupied at all times during such period.

     (c)  Additional rent for Operating Expenses and Taxes under this Section
2.02 shall be paid for any portion of a month at the beginning of the term and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by Lessor for the then current calendar year. Lessor may from time to time reasonably revise such estimates based on available information relating to Operating Expenses and Taxes or otherwise affecting the calculation hereunder. Within 90 days after the end of each calendar year, Lessor


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will endeavor to provide and, in any event, within 120 days after the end of each calendar year, Lessor shall provide Lessee with an accounting of Operating Expenses and Taxes and other data necessary to calculate additional charges hereunder for such calendar year prepared in accordance herewith. Upon issuance thereof, there shall be an adjustment between Lessor and Lessee for the calendar year covered by such accounting to the end that Lessor shall have received the exact amount of additional charges due hereunder. Any overpayments by Lessee hereunder shall be credited against the next payments of Base Rent or additional rent due under this Lease, provided there are no outstanding amounts due Lessor under this Lease at such time. Any underpayments by Lessee shall be due and payable within thirty (30) days of delivery of Lessor's statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences.

     (d) Lessee shall have the right for a period (the "Audit Period") of ninety (90) days following its receipt of Lessor's statement of additional rent due on account of Operating Expenses to examine Lessor's books and records concerning Operating Expenses for the year in question. The examination shall take place upon five (5) days prior written notice, during normal business hours, at Lessor's office or such other place as Landlord shall reasonably designate. If, by notice to Lessor given after such examination but during the Audit Period, Lessee disputes the amount of additional rent for Operating Expenses shown on the statement, then Lessee may request an audit of the books and records concerning Operating Expenses for the year in question conducted by a certified public accountant reasonably selected by both parties, provided that Lessee shall have the right to select a certified public accountant not then employed by either Lessor or Lessee if the parties are unable so to agree within ten (10) days after receipt of Lessee's notice requesting an audit. Lessee and each person participating in the audit shall agree in writing that all information obtained in the audit shall be kept confidential and used only for the purpose of determining amounts properly due under this Lease. If the additional rent due was less than the additional rent paid by Lessee, Lessor shall either, at Lessee's option, promptly refund to Lessee the difference or credit same against rent next due from Lessee. Lessee shall pay the costs of the audit unless the additional rent due was less than ninety-five percent (95%) of the additional rent paid by Lessee, in which case Lessor shall reimburse Lessee for the reasonable third-party costs of reviewing Lessor's books and records. Lessor's statement shall be deemed conclusive if not disputed by Lessee by written notice given within the Audit Period.

     (e) "Operating Expenses" means all costs of Lessor in owning, servicing, operating, managing, maintaining, and repairing the Premises, and providing services to tenants including, without limitation, the costs of the following:
(i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Premises, including Social Security, old age and unemployment taxes and so-called "fringe benefits"; (ii) building services furnished to tenants of the Premises at Lessor's expense and maintenance and repair of and services provided to or on behalf of the Premises performed by Lessor's employees or by other persons under contract with Lessor; (iii) utilities consumed and expenses recurred in the operation, maintenance and repair of the Premises including, without limitation, oil, gas, electricity (other than electricity to tenants in their demised premises if Lessee is directly


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responsible for payment under this Lease on account of electricity consumed by
Lessee), water, sewer and snow removal; (iv) casualty, liability and other insurance, and unreimbursed costs incurred by Lessor which are subject to an insurance deductible: (v) costs of operating any cafeteria, other food service facility, or physical fitness facility for use of tenants generally; (vi) the Premises' allocable share of costs of operating, maintaining and repairing Unicorn Park Drive and providing other common services and facilities, all as set forth in that certain Declaration of Easement and Maintenance Agreement dated as of May 8, 1998, by Acquiport Unicorn, Inc., as it may be amended from time to time; and (vii) management fees commensurate with those charged by third-party, unaffiliated managers of similar buildings in the Woburn, Massachusetts, area; provided, however, that a property management fee for the Building of no greater than three percent (3%) (and not less than $75,000 per year) of the collected income exclusive of capital expenditures shall be permitted in all events. If Lessor, in its sole discretion, installs a new or replacement capital item reasonably projected to reduce Operating Expenses, for the purpose of complying with any building code or other law, regulation, or legal requirement enacted after the date of this Lease, or for the purpose of complying with requirements of any insurer, or otherwise relating to the operation of the Premises if reasonably anticipated to result in any net reduction in Operating Expenses after the amortized cost with interest is included, the cost of such item amortized over the useful life of such item with interest at the Prime Rate as published in the Wall Street Journal or comparable source of financial information reasonably selected by Lessor on the date of such expenditure shall be included in Operating Expenses. Operating Expenses shall not include any costs or expenses incurred by Lessor in the construction and development of the Premises including leasing costs and construction for tenants; payments of principal, interest or other charges on mortgages; and salaries of executives or principals of Lessor (except as the same may be reflected in the management fee for the Premises or attributable to actual Premises operations).

     Notwithstanding the foregoing, Operating Expenses shall also exclude:

     (i) office overhead such as rent payable for management office space or salaries for executives above the grade of building manager except that if any such executive performs a service that would have been performed by an outside consultant, such as accounting, the compensation paid to such executive for performing such service shall be included in Operating Expenses. Lessee hereby acknowledging that Operating Expenses shall include a management fee, subject to the provisions of Paragraph (vi), below;

     (ii) except as otherwise provided in this Section 2.02(e), expenditures for capital improvements or other expenses that are capital in nature, as determined pursuant to generally accepted accounting principles consistently applied;

    (iii) advertising, marketing and promotional expenditures;

     (iv) amounts received by Lessor through proceeds of insurance to the extent that such proceeds are compensation for expenses that were previously included in Operating Expenses;


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     (v)  cost of repairs or replacements incurred by reasons of fire or other casualty or caused by the exercise of the right of eminent domain or compensable to Lessor by virtue of insurance carried or required to be carried by Lessor, other than reasonable insurance deductibles;

     (vi) all amounts paid to principals, subsidiaries, affiliates or other parties related to Lessor for services for the Premises in excess of the amount payable for comparable services provided by a party who is not a principal, subsidiary, affiliate or otherwise related party; except that a property management fee for the Building of no greater than three percent (3%) (and not less than $75,000 per year) of the collected income exclusive of capital expenditures shall be permitted in all events;

     (vii) costs and expenses to the extent related to ownership of the Premises (as distinguished from operation and maintenance);

     (viii) interest or penalties resulting from delinquent payments by Lessor;

     (ix) the cost of any curative action required, or any repair, replacement or alteration made, by Lessor (or by a third party, the cost of which is imposed upon Lessor) to remedy a condition or damage caused by or resulting from the negligence or willful misconduct of Lessor; and

     (x) the costs associated with any services provide to other tenants of the Building that are not provided to Lessee.

     (f) "Taxes" means all taxes, assessments and similar charges assessed or imposed for then current calendar year by any governmental authority attributable to the Premises (including personal property associated therewith). The amount of any special taxes, special assessments and agreed or governmentally imposed "in lieu of tax" or similar charges shall be included in Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Taxes include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any good faith efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Taxes exclude income taxes of general application and all estate, succession, inheritance, franchise, gift, excise, capital stock and transfer taxes and any penalties or late payments incurred with respect to Taxes by Lessor. If at any time during the term there shall be assessed on Lessor, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon Premises valuation, gross rents or other


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measures of building operations or benefits of governmental services furnished to the Premises, then any and all of such taxes, assessments, levies, charges and fees. to the extent so measured or based, shall be included within the term Taxes, but only to the extent that the same would be payable if the Premises were the only property of Lessor.

     Section 2.03. All payments of rent and additional rent shall be made to the Lessor at c/o The Davis Companies, One Appleton Street, Boston Massachusetts 02116, or as may be otherwise directed by the Lessor in writing.

     Section 2.04. Upon execution of this Lease, Lessee shall deposit with Lessor the sum of $1,800,000 as security for the payment of all rent and the performance and observance of the agreements and conditions in this Lease contained on the part of Lessee to be performed and observed (the "Security Deposit"). In the event of any default or defaults in such payments, performance or observance, Lessor may apply said sum or any part thereof, including any interest then accrued thereon, towards the curing of any such default or defaults and/or towards compensating Lessor for any loss or damage arising from any such default or defaults. If Lessor shall apply said sum or any part thereof, as aforesaid, Lessee shall on demand pay to Lessor the amount so applied by Lessor, to restore the security deposit to the original amount. Upon the yielding up of the Demised Premises at the expiration or earlier termination of this Lease, if Lessee shall not then be in default or otherwise liable to Lessor, said sum or the then unapplied balance thereof shall be returned to Lessee. In the event Lessor's interest in the Premises shall be transferred or assigned and the assigning Lessor shall credit or turn over to such assignee the sum of money referred to above or the unpaid balance thereof, upon receiving notice of such assignment, Lessee agrees to look only to the assignee of such assignor with respect to the sum referred to above, its application and return.

     Notwithstanding the foregoing, Lessee may elect to pay Lessor the Security Deposit in the form of a clean, irrevocable, freely transferable letter of credit of at least a six month term, acceptable to Lessor and to Lessor's mortgage lender, as security for the performance of the obligations of Lessee hereunder. The letter of credit shall be from a bank that will honor the letter of credit in Boston, Massachusetts, and is otherwise reasonably acceptable to Lessor and its mortgage lender. If there is a material adverse change at any time in the financial condition of the bank issuing the letter of credit, Lessor may require Lessee to provide a substitute letter of credit from another reasonably acceptable bank within thirty (30) days after request, and if not so replaced Lessor may draw the letter of credit and hold the proceeds as set forth below. The letter of credit shall be renewed at least thirty (30) days prior to its expiration from time to time, and, if not so renewed, Lessor or its mortgage lender may draw the letter of credit and hold the proceeds as set forth below. If Lessee shall fail to perform any of its obligations under this Lease after the expiration of any applicable notice and cure periods, Lessor or its mortgage lender may, but shall not be obliged to, (i) draw the entire amount of the letter of credit, (ii) hold the proceeds of the letter of credit as a cash Security Deposit and/or (iii) apply the proceeds of the letter of credit to the extent necessary to cure the default, and wi thin three (3) days following request by Lessor, Lessee shall, by a cash payment made to Lessor, reinstate the Security Deposit to the amount thereof at the time of the default. Any transfer of the letter of


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credit to Lessor's successors or assigns shall be at the sole cost and expense of Lessee and, if the issuer of the letter of credit does not promptly issue a new letter of credit in favor of Lessor's successors and assigns, Lessee have the right to draw the entire amount of the letter of credit as a cash Security Deposit.

     Lessor agrees that the letter of credit shall have as its draw condition that the issuer receive a written certification stating that (i) an event has occurred, and all applicable notices have been given and cure periods have expired, such that Lessor is entitled to draw against the letter of credit and
(ii) the certificate is signed by a duly authorized officer of Lessor.

     The Security Deposit amount shall be adjusted from time to time as follows: commencing on June 1,2000, Lessee shall provide Lessor with a certificate of its Chief Financial Officer twice each calendar year, dated as of June 30 or December 3 I, as applicable, stating the minimum amount of Lessee's readily available and unrestricted cash (determined according to generally accepted accounting principles, consistently applied) in excess of Lessee's liabilities for the entire six (6) month period preceding the date of such certificate ("Available Cash"). The certificate shall be delivered no later than 30 days following the expiration of the applicable six month period (but, in any case, prior to the expiration of any letter of credit then being held as the Security Deposit by Lessor). Lessee shall thereafter provide such back-up documentation as Lessor shall reasonably request. Within such 30 day period, Lessee shall also provide a substitute letter of credit in accordance with the requirements of the prior paragraph if necessary to provide a Security Deposit in the applicable amount shown on Exhibit B (the "Security Deposit Exhibit"), provided that the amount of the letter of credit may not be reduced without Lessor's written consent, which shall not be unreasonably withheld or delayed. For example, if Lessee's Available Cash increases from $14,999,999 to $ 15,000,002, then Lessee shall be entitled to reduce its letter of credit from the amount of $25.11 per square foot of the Premises to the amount of $18.22 per square foot with the consent of Lessor as provided in the prior sentence. In no event shall Lessee's Security Deposit be less than $4.46 per square foot at any time during the Term of this Lease. If Lessee fails to deliver a certificate of Available Cash or an increased letter of credit as required hereunder and such failure continues for more than twenty (20) days, after written notice from Lessor, then, in addition to any other rights that Lessor may have under the terms of this Lease, the amount of Base Rent due under this Lease for the period of time until such failure is cured shall be increased to 150% of the Base Rent otherwise due under this Lease. The parties agree that such increase is reasonable compensation to Lessor for the additional risk and uncertainty resulting from a breach of Lessee's obligations hereunder.

                          ARTICLE 3 - UTILITY SERVICES

     Section 3.01. Lessee agrees to pay, or cause to be paid, as additional rent, all charges for electricity consumed in the Demised Premises (or by any special facilities serving the Demised Premises, including the electricity used to power the VAV units serving the Demised Premises) and water consumed in any kitchen, shower, or other special facilities located in the Demised Premises. Lessor shall have the right to select the utility providers, and Lessee shall pay all costs associated with obtaining the utility service, including costs for equipment installation,


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maintenance and repair; exit fees, stranded cost charges, and the like; and
brokerage, legal, and consultants fees. Lessee's electric service for the Demised Premises originally leased hereunder. except for the electricity used to power the VAV units serving the Demised Premises, shall be separately metered at Lessee's expense as part of Landlord's Work. Lessee will comply with all commercially reasonable contracts relating to any such services. Lessee's charges for such utility usage shall be based upon Lessee's actual usage if separately metered. However, if such usage is not separately metered, such usage and billing shall be based upon a percentage of the total bill for such unmetered utilities based upon a fraction equal to Lessee's square footage over the total square footage served by such non-separately metered utilities on a "net rentable" basis. Such additional rent for non-separately metered utilities may be estimated monthly by Lessor, based upon prior usage at the building or as projected by the appropriate utility company, and shall be paid monthly by Lessee as billed with a final accounting based upon actual bills every six (6) months. In the event Lessee is billed directly by the utility company for separately metered utilities, then Lessee shall pay such bills directly to the utility company. As of the date of this Lease, the Premises shall have electricity service providing six (6) watts per rentable square foot.

     Section 3.02. Lessor agrees to furnish reasonable heat and air conditioning
(HVAC) to the Demised Premises, common hallways and lavatories during normal business hours on regular business days during the heating or air conditioning season, as applicable, to light common passageways twenty-four (24) hours a day, to provide hot water to lavatories, and to furnish reasonable cleaning services, including vacuuming and emptying ashtrays and wastebaskets throughout the building and clean common areas, common area glass, common lavatories and glass main entry doorways to the Demised Premises Mondays through Fridays (holidays excepted), in substantially the same fashion as furnished in similar buildings in the City of Woburn all subject to interruption due to accident, to the making of repairs, alterations or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such building, governmental restraints, or to any cause beyond the Lessor's control. Cleaning services shall be generally in accordance with the specification attached as Exhibit For the equivalent.
Except as expressly provided in Section 3.03, below, in no event shall Lessor be liable for any interruption or delay in any of the above services for any of such causes. For the purposes of this clause, reasonable heat to common areas shall be defined as a minimum of 66 degrees Fahrenheit between the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday during the months from November through April (holidays excepted). Reasonable cooling of common areas shall be provided between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday during the cooling season (holidays excepted). If Lessee requests Lessor to provide heat or air conditioning at any other time, Lessee shall pay therefor (within thirty (30) days after billing) at reasonable rates established by Lessor from ti me to time (but in no event more than Lessor's actual out-of-pocket cost therefor). Lessor shall also provide Lessee with access to the Demised Premises and the Premises 24 hours per day, 365 days per year, subject to reasonable security regulations imposed by Lessor during non-business hours.

     Section 3.03. Notwithstanding anything contained in this Lease to the contrary, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as defined below) shall occur for reasons other than a force majeure event as described in Section 20.18 (any such


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interruption of an Essential Service being hereinafter referred to as a "Service
Interruption"), and (ii) such Service Interruption continues for more than five
(5) business days after Lessor shall have received notice thereof from Lessee, and (iii) as a result of such Service Interruption, the conduct of Lessee's normal operations in the Demised Premises are materially and adversely affected, then there shall be an abatement of one day's Base Rent and additional rent for each day during which such Service Interruption continues after such five (5) business day period; provided, however, that if any part of the Demised Premises is reasonably useable for Lessee's normal business operations or if Lessee conducts all or any part of its operations in any portion of the Demised
Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent and additional rent shall only be proportionate to the nature and extent of the interruption of Lessee's normal operations or ability to sue the Demised premises. For purposes of this Section 3.03, the term "Essential Services" shall mean access to the Demised Premises and water and sewer/septic service, heat or ventilation and electricity serving the Demised Premises.

                             ARTICLE 4 - INSURANCE

     Section 4.01. The Lessee shall not permit any use of the Demised Premises which will make voidable any insurance on the property of which the Demised Premises are a part, or on the contents of said property, or which shall be contrary to any requirements or recommendations from time to time established or made by Lessor's insurer. The Lessee shall, on demand, reimburse the Lessor, and all other tenants, in full for all extra insurance premiums caused by the Lessee's use of the Demised Premises.

     Section 4.02. The Lessee shall maintain with respect to the Demised Premises and the property of which the Demised Premises are a part, Commercial General Liability insurance in the amount of at least $1,000,000.00 combined single limit, bodily injury and property damage per occurrence; $2,000,000.00 annual aggregate with a deductible of no more than $500.00, with companies having Best Insurance Guide Rating of A- or better, qualified to do business in Massachusetts and in good standing therein, insuring the Lessor and its mortgagees, any ground lessors, as well as the Lessee, against injury to persons or damage to property. The Lessee shall also maintain property insurance, including so-called "Improvements and Betterments" coverage, on the Demised Premises and the contents thereon, including any improvements made by Lessee. The Lessee shall deposit with the Lessor certificates of such insurance at or prior to the commencement of the term, and thereafter, at least thirty (30) days prior to the expiration of any such policies. All such insurance certificates shall provide that such policy shall not be canceled or modified without at least thirty (30) days prior written notice to each insured named therein and that Lessor, its mortgagees, any ground lessors and Managing Agent shall each be named as an additional insured.

     Section 4.03. The Lessor shall maintain at least One Million
($1,000,000.00) Dollars of Commercial General Liability insurance (including so-called umbrella coverage) covering the land and buildings of which the Demised Premises are a part. Lessor shall maintain property insurance on the Premises in the amount of its full replacement value as reasonably determined by Lessor.


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     Section 4.04. During all construction by Lessee, if any, Lessee shall maintain adequate builder's risk, liability and workmen's compensation insurance to Lessor's reasonable satisfaction. and Lessor, its mortgagees, any ground lessors and its managing agent shall each be named as an additional insured on such policies.

     Section 4.05. Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured hereunder prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Lease to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the indemnification received thereunder.

     Section 4.06. Within fifteen (15) days of the date hereof, Lessee shall provide Lessor with certificates of all insurance maintained or required to be maintained by Lessee. Upon Lessee's request, Lessor shall provide Lessee with evidence of Lessor's insurance maintained or required to be maintained under this Lease.

                      ARTICLE 5 - USE OF DEMISED PREMISES

     Section 5.01. The Lessee covenants and agrees to use the Demised Premises only for the purposes of general office use only, and for no other purpose without Lessor's prior written consent, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall be deemed reasonable for Lessor to withhold such consent in the event that Lessee's proposed use is not allowed as of right under the zoning by-laws then in affect or if such use is deemed by Lessor to be incompatible with the other uses then existing or reasonably anticipated at the Premises or the Unicorn Park Office Park or if such use is inconsistent with the uses typically permitted in a first-class suburban office building in the Boston metropolitan area.

     Section 5.02. Lessee will not make or permit any occupancy or use of any part of the Demised Premises for any hazardous, offensive, dangerous, or unlawful occupation, trade, business or purpose or any occupancy or use thereof which is contrary to any law, by-law, ordinance, rule, permit or license, and will not cause, or permit any nuisance in the Demised Premises. The Lessee hereby agrees not to maintain or permit noises, odors, or conditions of the Demised Premises or any appurtenance thereto which are reasonably objectionable to other tenants of the Building. Except as otherwise provided below, no hazardous substances or oil shall be brought, kept or maintained on the Demised Premises by Lessee, any other occupant of the Demised Premises, or their agents, employees or contractors. No hazardous substances or oil shall be discharged on the Premises by Lessee, any other occupant of the Demised Premises, or their agents, employees or contractors. Customary office supplies may be maintained in amounts and in a manner consistent with reasonable commercial office practices and in compliance with all laws. Without limitation, hazardous substances shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended,

42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21 E, and the regulations adopted under these acts (the "Environmental Laws").

     Section 5.03. Lessor and Lessee shall indemnify, defend with counsel reasonably acceptable to Lessor and hold the other, Lessor's managing agent and any mortgagee or ground lessor of the Premises, fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, reasonable attorneys fees, consultants' fees, laboratory fees and clean up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any oil or hazardous substances on the Premises or the Demised Premises arising from the action or negligence of the party against whom indemnity is sought, its officers, employees, contractors, agents and invitees, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by the party against whom indemnity is sought of any oil or hazardous substances at or near the Premises or the Demised Premises, and (ii) any violation(s) by the party against whom indemnity is sought of any applicable law regarding oil or hazardous substances. This hold harmless and indemnity shall survive the expiration of the term, but shall not include consequential damage or damage to or loss of personal property.

     Lessor warrants and represents that, to the best of its knowledge, no hazardous substances are located on the Premises in violation of applicable Environmental Laws and no violations of the Environmental Laws has occurred on the Premises.

     Section 5.04. Except as provided in this Section 5.04, no sign, antenna or other structure or thing, shall be erected or placed on the Demised Premises or any part of the exterior of any building or on the land comprising the Premises or erected so as to be visible from the exterior of the Building without first securing the written consent of the Lessor. Lessee shall not post any paper signs in or around the Demised Premises visible from the exterior of the Building or any interior common areas. Lessee's interior signage shall conform with Lessor's standard signage specifications. Lessee shall be given one standard sign to Lessor's specifications at the entry to Demised Premises and on the directory in the lobby of the Building. At the request of Lessee, Lessor shall install on the exterior portion of the Building facing Interstate 93 up to two signs supplied by Lessee and approved by Lessor, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that (i) such signs conform to all applicable law including, without limitation, any municipal sign ordinances and (ii) such installation, including any costs incurred in the course of obtaining any necessary permits and approvals, shall be at Lessee's sole cost and expense. Lessee may elect to install such sign(s) itself, subject to Lessor's prior written consent. In any case, such sign(s) shall be installed at a location mutually agreeable to Lessor and Lessee with the understanding that Lessee desires to have such sign (s) visible from Interstate 93 at the time of installation. Notwithstanding the foregoing, Lessee's rights to install and maintain a sign on the exterior of the Building shall cease if Lessee ceases to occupy 50,000 or more square feet of the Building. Lessor will not create any obstructions on the Premises that will interfere with the visibility of Lessee's sign(s) and Lessor further agrees to trim vegetation on the Premises to prevent such obstructions.

     Section 5.05. Lessee will not permit any abandonment of the Demised Premises or any part thereof except

     (a)  to the extent caused by condemnation,
     (b) to the extent caused by damage to or alterations of the Demised Premises pending restoration thereof, or
     (c) as herein otherwise specifically provided or consented to in writing by the Lessor.

     The cessation of business operations by Lessee at the Demised Premises shall not per se be considered abandonment if Lessee timely observes and performs all of its other obligations under this Lease and properly and with reasonable continuity monitors and maintains the security of and at the Demised Premises so as to prevent any vandalism thereat or improper use thereof.

     Section 5.06. Lessee will not cause or permit any waste, overloading, stripping, damage, disfigurement or injury of or to the Premises or the Demised Premises or any part thereof. Lessor reserves the right to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installation shall be placed and maintained by Lessee, at Lessee's expense, in setting sufficient, in Lessor's judgment, to absorb and prevent vibration, noise and annoyance.

     Section 5.07. Reasonable rules and regulations, provided the same are not inconsistent with or in limitation of the provisions of this Lease and are applied to all tenants equally, affecting the cleanliness, safety, occupation and use of the Demised Premises and common areas of the Premises, shall be observed by the Lessee, its employees, agents, customers and business invitees. Lessor agrees to provide written notice to Lessee of such rules and regulations prior the effective date thereof or any amendment thereto

                 ARTICLE 6 - COMPLIANCE WITH LEGAL REQUIREMENTS

     Section 6.01. Throughout the term of this Lease, Lessee, at its sole cost and expense, will promptly comply with all requirements of law related specifically to Lessee's specific use and occupation of the Demised Premises (as opposed to office use generally) or with respect to any modifications or renovation to the Demised Premises proposed by Lessee and not to the Premises generally, and will procure and maintain all permits, licenses and other authorizations required with respect to the Demised P remises, or any part thereof, for the lawful and proper operation, use and maintenance of the Demised Premises or any part thereof excluding permits necessary for the construction of Landlord's Work, which shall be the responsibility of Lessor. Lessee shall in each and every event and instance, at its sole cost and expense, be responsible for compliance with all codes and regulations with respect or relating to the Demised Premises, including, without limitation, those occasioned by work performed by, for or with consent of Lessor at the Premises. Lessor shall be responsible for compliance of the Building and Premises with all requirements of law in all other cases. To the best of Lessor's knowledge, the base building structures, systems and common areas have not been constructed in violation of any applicable laws, including without limitation zoning laws and building codes.

  ARTICLE 7 - RENOVATION, CONDITION, REPAIRS AND MAINTENANCE DEMISED PREMISES

     Section 7.01. Lessor has made no representations, warranties or undertakings as to the present or future condition of the Premises or the fitness or availability of the Premises for any particular use. except as specifically set forth in Section 7.02 below.

     Section 7.02. (a) Lessor agrees to construct leasehold improvements in the Demised Premises, in a good and workmanlike manner, substantially in accordance with the provisions set forth below ("Landlord's Work"). Subject to delay by causes beyond the reasonable control of Lessor or caused by action or inaction of Lessee, Lessor shall endeavor, in good faith, to have the Demised Premises (and the portions of the Building necessary for use and occupancy of the Demised Premises) ready for Lessee's occupancy on February 3, 2000 (the "Estimated Occupancy Date"). Lessor's failure to have the Demised Premises ready for Lessee's occupancy on the Estimated Occupancy Date, for any reason, shall not give rise to any liability of Lessor hereunder, shall not constitute a Lessor's default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Lessee's obligations associated therewith. If the Demised Premises are not ready ( or deemed ready) for Lessee's occupancy by March 6, 2000 (the "Outside Occupancy Date"), which Date shall be extended for Lessee Delays (as defined in
(b) below) and for force majeure delays, then Lessee's obligation to pay base rent and additional rent for Taxes and Operating Expenses shall be abated for one day for each day from the Outside Occupancy Date until the Demised Premises are ready (or deemed ready) for occupancy.

     (b) The Demised Premises shall be conclusively deemed ready for Lessee's occupancy as soon as Landlord's Work has been substantially completed by Lessor insofar as is practicable in view of delays or defaults, if any, of Lessee or its contractors and upon the issuance of a temporary Certificate of Occupancy by the City of Woburn with respect to the

Demised Premises; provided, however, that the Demised Premises shall be deemed ready for Lessee's occupancy without a Certificate of Occupancy if substantial completion occurs after the Estimated Occupancy Date due to Lessee Delay, as defined below. The Demised Premises shall be deemed to be ready for Lessee's occupancy if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done in the Demised Premises or any part thereof, or if the delay in the availability of the Demised Premises for occupancy is (i) due to special work, changes, alterations or additions required or made by Lessee in the layout or finish of the Demised Premises or any part thereof, (ii) caused in whole or in part by Lessee through the delay of Lessee in submitting any plans and/or specifications, supplying information. approving plans, specifications or estimates, giving authorizations or otherwise or (iii) caused in whole or in part by delay and/or default on the part of Lessee or its contractors (any of(i), (ii) or (iii), a "Lessee's Delay"). The date that the Demised Premises is deemed ready for Lessee's occupancy shall be referred to herein as the "Occupancy Date" If the Demised Premises are deemed ready for Lessee's occupancy, but due to Lessee's Delay and through no fault of Lessor are not in fact actually ready for Lessee's occupancy, Lessee shall not (except with Lessor's consent) be entitled to take possession of the Demised Premises for the conduct of its business until the Demised Premises are in fact actually ready for such occupancy, notwithstanding the fact, because the Demised Premises shall have as above stated been deemed ready for such occupancy, that the term hereof shall on that account have commenced. Lessor's architect's certificate of substantial completion, or of any other facts pertinent to this Section 7.02, shall be deemed conclusive of the statements therein contained and binding upon Lessee unless within five (5) Business Days after receipt of such certificate Lessee notifies Lessor that it is disputing t he certificate and specifically identifies alleged items of incomplete or defective work (or other grounds for objection to the certificate). Any of Landlord's Work in the Demised Premises not fully completed on the Occupancy Date shall thereafter be so completed within sixty (60) days of the Occupancy Date by Lessor (except to the extent Lessor is unable with due diligence to obtain necessary special equipment or materials in a timely fashion).

     (c) Lessee shall be solely responsible for the timely preparation and submission to Lessor of the final architectural, electrical and mechanical construction drawings, plans and specifications (called "Plans") for Landlord's Work, which Plans shall be subject to approval by Lessor, which approval shall not be unreasonably withheld, and shall comply with its requirements to avoid aesthetic or other conflict with the design and function of the Building. Lessor shall approve or disapprove of the Plans within ten (10) Business Days after submission. Lessor's failure to deliver such approval or disapproval within such 10 day period shall be deemed a "Lessor's Delay". The architect and engineers for the Building will prepare the Plans necessary for such layout at Lessee's cost, except as provided in Section 7.02(d), below. Lessor shall have no responsibility for the timely preparation and submission of all such Plans (other than as set forth in this Section 7.02(c)) nor any errors or omissions contained therein. Lessee shall furnish complete information concerning its requirements to the architect and engineers as and when requested by them; and Lessee covenants and agrees to cause final, approved Plans to be delivered to Lessor on or before November 5, 1999 ("Plan Delivery Date") and to devote such time as may be reasonable and necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. In addition to any other remedies that Lessor may have under this Lease, Lessee's failure to deliver the final, approved Plans to Lessor by the Plan Delivery Date for any reason other than Lessor's Delay shall be considered a Lessee's Delay pursuant to Section 7.02(b) and the Occupancy Date shall be deemed to have occurred one day earlier pursuant to Section 7.02(b) for each day beyond the Plan Delivery Date that Lessee fails to deliver final, approved Plans to the Lessor.

     (d) Except as is otherwise herein provided or as may be otherwise approved by the Lessor, all Landlord's Work, including work to be performed at Lessee's expense, shall be performed substantially in accordance with the Plans by contractors employed by Lessor. Lessor may make changes in the Landlord's Work shown on the Plans as Lessor deems necessary or advisable during construction, provided that Lessee shall have the right to approve any material changes (including, without limitation, changes that result in a material reduction in the quality of the work or a material increase of the cost of the work shown on the Plans). Lessor shall bear all costs of materials and workmanship to be furnished and installed by Lessor in accordance with the Plans and shall reimburse Lessee for costs incurred to prepare the architectural and mechanical plans and specifications for Landlord's Work up to an aggregate amount equal to One Million Four Hundred Seventy Two Thousand Six Hundred Ninety Two ($1,472,692.00) dollars ("Lessee's Improvement Allowance"). Lessee shall bear all other costs of Landlord's Work and for preparing the Demised Premises for its occupancy and for occupying the Demised Premises. Lessor shall determine the estimated construction cost of Landlord's Work in consultation with its contractor and Lessee. Lessee shall notify Lessor of the portion of Lessor's Improvement Allowance to be reserved to pay for the architectural and mechanical plans and specifications for Landlord's Work. If the sum of the estimated cost to prepare the architectural and mechanical plans and specifications and construct Landlord's Work shall exceed Lessee's Improvement Allowance, (i) twenty-five percent of such excess shall be paid by Lessee within ten (10) days after Lessor notifies Lessee of the estimated construction cost, (ii) fifty percent of such excess shall be paid by Lessee within ten (10) days,after Lessor notifies Lessee that the construction is fifty percent complete and (iii) the remainder of such excess shall be paid by Lessee upon substantial completion of the Landlord's Work. Lessor's books and records concerning Landlord's Work shall be available for inspection by Lessee on a reasonable basis. Lessee shall be entitled to receive a rent credit to the extent, if any, that Lessee's Improvement Allowance remains undisbursed after Lessor's payment to contractor of the final total cost of construction and Lessor's reimbursement of Lessee's architect's cost of architectural and mechanical plans and specification s. Lessor shall not be required to reimburse Lessee for any architectural or engineering costs until after Lessee has delivered to Lessor a copy of the fully executed architect's contract and any engineering contracts for Landlord's Work (including all exhibits) and then only if the following conditions have been fully satisfied: (a) at the time payment is to be made, Lessee shall have paid in full any rents due to Lessor hereunder within applicable grace periods and this Lease is otherwise current and not in default beyond applicable grace periods; (b) Lessor shall have verified that all plans and specifications for which payment is requisitioned has been properly authorized and completed; (c) Lessee shall submit to Lessor invoices evidencing the expenditures; and (d) Lessee shall have complied with any other reasonable requirements of Lessor's construction lender for disbursement of funds, including confirmation to Lessee's best knowledge, that Lessor is not in default under the Lease.

     (e) If Lessee fails or omits to make timely submission to Lessor of the Plans, or other pertinent information, or delays in submitting any other plans or specifications, or in supplying information, or in approving plans, specifications or estimates, or in giving authorizations or otherwise, any additional cost to Lessor in connection with the completion of the Demised Premises in accordance with the terms of this Lease shall be promptly paid by Lessee to Lessor. as an additional charge, if such additional cost is the result of such failure, omission or delay of Lessee. For the purposes of the preceding sentence, the expression "additional cost to Lessor" shall mean the cost over and above such cost as would have been the aggregate cost to Lessor of completing the Demised Premises in accordance with the terms of this Lease had there been no such failure, omission or delay and only if such additional cost is in excess of Lessee's Improvement Allowance.

     (f) Lessee shall have the right to enter the Demised Premises on a scheduled, nonexclusive basis for at least two weeks prior to the Occupancy Date, without payment of rent, to perform such work or decoration as is to be performed by, or under the direction or control of, Lessee, including installation of work stations and telecommunications systems, provided that Lessee shall not interfere with the completion of Landlord's Work. Such right of entry shall be deemed a license from Lessor to Lessee, and entry thereunder shall be at the risk of Lessee. Lessee shall not be charged any additional fee for access, move-in or Lessor's supervision of the Landlord's Work.

     (g) By taking possession of the Demised Premises, Lessee accepts the improvements in the condition in which they may then be, and waives any right or claim against Lessor arising out of the condition of the Demised Premises, including the improvements thereon, the appurtenances thereto, and the equipment thereof, except for punchlist items specified by Lessee in a written notice to Lessor prior to taking possession of the Demised Premises and defects in workmanship and/or materials which are not observable by careful inspection at that time. Additional incomplete work or non-cosmetic defects or damage may be added to the punchlist by Lessee in additional notices to Lessor within ten (10) business days after Lessee commences occupancy of the Demised Premises. Lessee shall be deemed to have waived any right or claim against Lessor arising out of any defect in workmanship and/or materials (whether observable or not) on the date nine (9) months following the date on which the Demised Premises were ready for Lessee's occupancy if Lessee has not then given written notice of such defect to Lessor.

     (h) The foregoing provisions of Section 7.02 shall apply only to the original Demised Premises and not to any expansion thereof.

     Section 7.03. Throughout the term of this Lease, the Lessee agrees to maintain all portions of the Demised Premises not required to be maintained by Lessor in the same condition as they are in on the Occupancy Date or as they may be put in during the term of this Lease, reasonable wear and tear, damage by fire or other insured casualty, taking or condemnation by public authority or Lessor's negligence only excepted, and whenever necessary, to replace bulbs and ballasts in lighting fixtures and to replace plate glass and other glass therein. Lessee shall maintain all improvements and alterations made by it in the Demised Premises.

     Section 7.04. Lessor, or agents of Lessor, at reasonable times and with reasonable prior notice (which may be by telephone) except in cases of emergency, shall have the right to enter upon the Demised Premises to examine the condition thereof, to make repairs, alterations and additions as Lessor may be permitted to do in accordance with this Lease, and to show the Demised Premises to prospective lenders or purchasers, and at any time within nine (9) months before the expiration of the Term to prospective tenants.

     Section 7.05. Lessor shall maintain and repair all common areas and all structural components of the Building, mechanical components of the Building serving more than one tenant and all components of the common areas at the Premises, provided the same were not installed by Lessee, at Lessor's sole cost and expense (subject to reimbursement in accordance with the provisions of Article 2), provided, however, Lessee shall repair any damage caused by it or its licensees, invitees, guests, agents or employees.

                     ARTICLE 8 - ALTERATIONS AND ADDITIONS

     Section g.01. The Lessee shall not make any alterations or additions, structural or non-structural, to the Demised Premises without first obtaining the written consent of Lessor on each occasion which consent shall not be unreasonably withheld or delayed; provided, however. that Lessor's consent is not required for alterations or additions not affecting the Building structure, HVAC, mechanical or electrical systems with an aggregate cost of less than $25,000 in any lease year and, furthermore, Lessor's consent is not required for painting or carpeting of the Demised Premises with an aggregate cost of less than $50,000 in any lease year. Wherever consent is required, it shall include approval of plans and contractors. All such allowed alterations, including reasonable costs of review in seeking Lessor's approval, shall be made at Lessee's expense, in compliance with all laws, and shall be in quality at least equal to the present construction. Except as set forth below, any alterations or additions ma de by the Lessee which are permanently affixed to the Demised Premises or affixed in a manner so that they cannot be removed without defacing or damaging the Demised Premises shall, if Lessor so elects at the time that Lessee requests Lessor's consent, become property of the Lessor at the termination of occupancy as provided herein. If Lessor elects not to retain such alterations or additions, upon termination of this Lease, they shall be removed by Lessee, at its expense, with minimal disturbance to the Demised Premises. Alterations or additions not affixed and which may be removed with minimal disturbance or repairable damage may be removed by Lessee provided such disturbance or damage is restored and repaired so that the Demised Premises are left in at least as good a condition as they were in at the commencement of the term, reasonable wear, tear and damage by fire, if insured, or other insured casualty or taking or condemnation by public authority excepted. All other alterations and additions made by Lessee and not to be retained by Lessor shall be removed by Lessee, at its expense, at the end of the term and the Demised Premises shall be left in the same condition as at the commencement of the term, reasonable wear, tear and damage by fire, if insured, or other insured casualty or taking or condemnation by public authority excepted.

                         ARTICLE 9 - DISCHARGE OF LIENS

     Section 9.01. Lessee will not create or permit to be created or to remain, and will (within ten (10) days after learning of the lien, encumbrance or charge), discharge, or, where such lien shall be discharged by operation of law, bond over, at its sole cost and expense any lien, encumbrance or charge (on account of any mechanic's, laborer's, materialmen's or vendor's lien, or any mortgage, or otherwise) made or suffered by Lessee which is or might be or become a lien, encumbrance or charge upon the Demised Premises or any part thereof, or upon Lessee's leasehold interest therein, having any priority or preference over or ranking on a parity with the estate, rights and interest of Lessor in the Demised Premises or any part thereof, or the rents, issues, income or profits accruing to Lessor therefrom, and Lessee will not suffer any other matter or thing within its control whereby the estate, rights and interest of Lessor in the Demised Premises or any part thereof might be materially impaired.

                           ARTICLE 10 - SUBORDINATION


     Section 10.01.

     (a) If any holder of a mortgage or holder of a ground lease of property which includes the Demised Premises and executed and recorded subsequent to the date of this Lease, shall so elect, the interest of the Lessee hereunder shall be subordinate to the rights of such holder, provided that such holder agrees to recognize in writing the right of the Lessee to use and occupy the Premises upon the payment of rent and other charges payable by the Lessee under this Lease, and the performance by the Lessee of the Les see's obligations hereunder in the form attached as Exhibit C or in a form otherwise reasonably acceptable to such holder and Lessee (but without any assumption by such holder of the Lessor's obligations under this Lease existing prior to the date that such holder succeeds to the interest of Lessor); or

     (b) If any holder of a mortgage or holder of a ground lease of property which includes the Demised Premises shall so elect, this Lease, and the rights of the Lessee hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

          The election of any such holder as to Subsection (a) above shall be exercised by notice to the Lessee, in the same fashion as notices under this Lease are given by the Lessor to the Lessee, and, if such notice is given, such subordination shall be effective with reference to advances then or thereafter made by such holder under such mortgage or in connection with such ground lease financing. Any election as to Subsection (b) above shall become effective upon either notice from such holder to the Lessee in the same fashion as notices from the Lessor to the Lessee are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

          In the event any holder shall succeed to the interest of Lessor, the Lessee shall, and does hereby agree to attorn to such holder and to recognize such holder as its Lessor and Lessee shall promptly execute and deliver any instrument that such holder may reasonably request to evidence such attornment provided such document contains satisfactory non-disturbance provisions in the form attached hereto as Exhibit C or otherwise in a form reasonably acceptable to such holder and Lessee to allow Lessee to remain in occupancy pursuant to the terms of this Lease. Upon such attornment, the holder shall not be: (i) liable in any way to the Lessee for any act or omission, neglect or default on the part of Lessor under this Lease arising prior to the date such holder succeeds to the interests of Lessor; (ii) responsible for any monies owing by or on deposit with Lessor to the credit of Lessee unless received by the holder, except to the extent of any prepayment of rent within 30 days of the date that such holder succeeds to the interests of Lessor; (iii) subject to any counterclaim or setoff which theretofore accrued to Lessee against Lessor; (iv) bound by any modification of this Lease so as to reduce the rent, change the term, or otherwise materially change the rights of the Lessor under this Lease, or to relieve the Lessee of any obligations or liability under this Lease subsequent to such mortgage or by any previous prepayment of regularly scheduled monthly installments of fixed rent for more than (1) month, which w as not approved in writing by the holder; (v) liable to the Lessee beyond the holder's interest in the Premises and the rents, income, receipts, revenues, issues and profits issuing from such Property; or (vi) responsible for the performance of any work to be done by the Lessor under this Lease to render the Demised Premises ready for occupancy by the Lessee, subject to the Lessee's right to a day-for-day rent abatement pursuant to Section 7.02(a) of this Lease; or (vii) liable for any portion of a security deposit not actually received by the holder.

     (c) The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such holder constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such holder; every such holder is hereby constituted a party to this Lease and an obligee hereunder to the same extent as though its name was written hereon as such; and such holder shall at its written election be entitled to enforce such provisions in its own name.

     (d) No assignment of this Lease requiring the consent of Lessor, unless such consent has been granted pursuant to Section 13.01 (a), and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the rent, change the term, or otherwise materially change the rights of the Lessor under this Lease, or to relieve the Lessee of any obligations or liability under this Lease, shall be valid unless consented to in writing by the Lessor's mortgagees or ground lessors of record, if any.

     (e) The Lessee agrees on request of the Lessor to execute and deliver from time to time any agreement, in recordable form, which may reasonably be deemed necessary to implement the provisions of this Section 10.01, including, without limitation, the Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit C.

     (f) On or before the date of Lease execution, Lessor shall provide Lessee, and Lessee shall execute, a Subordination, Non-Disturbance and Attornment Agreement from Lessor's current mortgage holder substantially in the form and substance attached hereto as Exhibit C.

     Section 10.02. Lessee and Lessor agree to furnish to each other, within ten
(10) days after request therefor from time to time, a written statement setting forth the following information in the form attached as Exhibit D or another form reasonably requested by such party:

     (i)  The then remaining term of this Lease;

     (ii) The applicable rent then being paid, including all additional rent based upon the additional rent most recently established:

     (iii) That the Lease is current and not in default or specifying any default;

     (iv) That, to the knowledge of such party, the party providing such certificate has no current claims for offsets against the other party, or specifically listing any such claims;

     (v)  The date through which rent has then been paid;

     (vi) Such other information relevant to the Lease as the party may reasonably request; and

     (vii) A statement that any prospective mortgage lender, assignee, subtenant and/or purchaser may rely on all such information.

     Section 10.03. After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Demised Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with the Lessor, as ground lessee, which includes the Demised Premises as a part of the leased premises, no notice from the Lessee to the Lessor shall be effective unless and until a copy of the same is given in the same manner as required for notice in this Lease to such holder or ground lessor, and the curing of any of the Lessor's defaults by such holder or ground lessor shall be treated as performance by the Lessor. Accordingly, no act or failure to act on the part of the Lessor which would entitle the Lessee under the terms of this

Lease, or by law, to be relieved of the Lessee's obligations hereunder, to exercise any right of self-help or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless
(i) the Lessee shall have first given written notice of the Lessor's act or failure to act on the part of the Lessor which could or would give basis for the Lessee's rights; and (ii) such holder or ground lessor, after receipt of such notice, has failed or refused to correct or cure the condition complained of within the cure period allowed the Lessor or within such reasonable time that provides Mortgagee time to take possession and to cure the default (or if such holder or ground lessor notifies Lessee in writing that it intends to cure the default within such time period and diligently pursues cure efforts, within such additional time as is reasonably required to cure the default including reasonably sufficient time to obtain possession of the Premises).

     Section 10.04. With reference to any assignment by the Lessor of the Lessor's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or a ground lessor on property which includes the Demised Premises, the Lessee agrees:

     (a) That the execution thereof by the Lessor, and the acceptance thereof by the holder of such mortgage or ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of the Lessor hereunder, unless such holder or ground lessor shall, by notice sent to the Lessee, specifically make such election; and

     (b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed the Lessor's obligations hereunder only upon foreclosure of such holder's mortgagee and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of the Lessor's position hereunder by such ground lessor.

                 ARTICLE 11 - FIRE, CASUALTY AND EMINENT DOMAIN

     Section 11.01. Should a substantial portion of the Demised Premises or the Premises be damaged by fire or other casualty, or be taken by eminent domain, the Lessor, at its sole option, may elect to terminate this Lease so long as Lessor terminates the leases of all other tenants of the Building similarly affected. When fire or other unavoidable casualty or taking renders the Demised Premises substantially unsuitable for its intended use, a just and proportionate abatement of rent shall be made, and the Lessee may elect to terminate this Lease if:

     (a) Lessor fails to give written notice within sixty (60) days after such casualty that sufficient insurance proceeds or other funds are available and Lessor intends to restore the Premises or Demised Premises or provide alternate access (if access has been prevented) by a specified date (the "Restoration Date") or if such notice states that the restoration is expected to require more than 180 days to complete; or

     (b) If Lessor gives notice of its intention to restore and Lessor fails to restore the Premises or Demised Premises to a condition substantially suitable for their intended use or fails to provide alternate access within one hundred eighty (180) days of such fire or other unavoidable casualty, or taking (or such longer period specified as is in Lessor's notice of intention to restore).

     The Lessor reserves, and the Lessee grants to the Lessor, all rights which the Lessee may have for damages or injury to the Demised Premises for any taking by eminent domain, except for damages specifically awarded on account of the Lessee's fixtures, property or equipment, which may be removed at the end of the term. For purposes of this Section, a taking or dam,age shall be substantial if it shall affect more than twenty-five (25%) percent of the Demised Premises or the property of which they are a part.

                          ARTICLE 12 - INDEMNIFICATION

     Section 12.01. Except to the extent due to Lessor's negligence or willful misconduct, Lessee shall protect, indemnify and save harmless Lessor, its managing agent and any mortgagee or ground lessor from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including all reasonable attorneys' fees and expenses of employees, which may be imposed upon or incurred by or asserted against them by reason of any of the following occurring during the term of this Lease:

     (a)  any work or thing done in or on the Demised Premises;

     (b) any use, non-use, possession, occupation, condition, operation, maintenance or management of the Demised Premises or any part thereof, including, without limiting the generality of the foregoing, the use or escape of water or the bursting of pipes, or any nuisance made or suffered on the Demised Premises;

     (c) any act or omission (with respect to the Demised Premises, or the use or management thereof, or this Lease) on the part of Lessee or any of its agents, contractors, customers, servants, employees, licensees, invitees, mortgagees, assignees, sub- tenants or occupants;

     (d) any accident, injury or damage to any person or property occurring in or on the Demised Premises.

     Section 12.02 Subject in any and all events to the limitations of Section 20.16, Lessor shall protect, indemnify and save harmless Lessee from and against all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses, including all reasonable attorneys' fees and expenses of employees, which may be imposed upon or incurred by or asserted against Lessee during the term of this Lease as a result of any negligent act or omission or willful misconduct on the par t of Lessor or any of its agents, contractors, customers, servants, or employees.

     Section 12.03. In case any action or proceeding is brought against either party by reason of any such occurrence, the party required to provide indemnification, upon written notice from the party entitled to indemnification, will, at the sole cost and expense of the party required to provide indemnification, resist and defend such action or proceeding or cause the same to be resisted and defended, by counsel designated by the party required to provide indemnification and approved in writing by the party to be defended, which approval shall not be unreasonably withheld.

          ARTICLE 13 - MORTGAGES, ASSIGNMENTS AND SUBLEASES BY LESSEE

Section 13.01. (a) Lessee's interest in this Lease may not be mortgaged, encumbered, assigned or otherwise transferred, or made the subject of any license or other privilege, by Lessee or by operation of law or otherwise, and the Demised Premises may not be sublet, as a whole or in part, (any of the foregoing events, a "Transfer") without in each case the prior written consent of Lessor and the execution and delivery to Lessor by the assignee or transferee (in either case, a "Transferee") of a good and sufficient instrument whereby such Transferee assumes all obligations of Lessee under this Lease for the space and time period covered by the Transfer (except that a subtenant shall assume rent obligations only to the extent of its rent obligations under the sublease). In connection with any request by Lessee for such consent to Transfer, Lessee shall provide Lessor with all relevant information requested by Lessor concerning the terms of the proposed Transfer, the proposed Transferee's financial responsibility, credit worthiness and business experience to enable Lessor to make an informed decision. Lessee shall reimburse Lessor promptly for all reasonable out-of-pocket expenses incurred by Lessor including reasonable attorneys' fees in connection with the review of Lessee's request for approval of any Transfer. Notwithstanding the foregoing, (i) the Lessor shall not unreasonably withhold its consent to a Transfer to an affiliate controlled by, controlling, or under common control with Lessee, or an entity resulting from a merger or consolidation with Lessee, so long as Lessee provides Lessor (at least 10 days prior to the effective date of the assignment or sublease) with certified financial statements establishing that such affiliate has (or will have at the effective date of the assignment or sublease) a net worth at least equal to Lessee's net worth as of the date of this Lease and (ii) no assignment shall be deemed to occur as a matter of law, or otherwise, as a result of (x) the transfer of all or any portion of the capital shares of the Lessee or (y) a transfer of all the assets of Lessee; provided however that Lessee provides Lessor with evidence satisfactory to Lessor of such transferee's Available Cash at least 30 days prior to the effective date of such transfer and, if necessary, the Security Deposit shall be increased pursuant to the provisions of Section
2.04 (but in no event shall the Security Deposit be decreased at the time of such transfer).

     (b) Upon receipt from Lessee of such request and information where Lessor's consent is required, Lessor shall have the right, but not the obligation, to be exercised in writing within ten (10) calendar days after its receipt from Lessee of such request and information, (i) if the request is to assign the Lease, or sublet all of the Demised Premises, through the end of the then current term, to terminate this Lease, or (ii) if the request is to sublet a portion of the Demised Premises, to release Lessee from its obligations under this Lease with respect to the portion of the Demised Premises subject to the proposed sublet for the term of the proposed sublease; in each case as of the date set forth in Lessor's notice of exercise of such option, which date (the "Recapture Date") shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice. In the event of an assignment or a sublet of the Demised Premises where Lessor exercised its option to terminate this Lease, Lessee shall surrender possession of the entire Demised Premises on the Recapture Date or such other date as may be mutually agreed upon, in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term, and thereafter neither Lessor nor Lessee shall have any liability under this Lease with respect to the portion of the Demised Premises so terminated or recaptured (except to the extent that such liability expressly survives the termination of this Lease). In the event of a sublet of the Demised Premises where Lessor does not terminate this Lease but releases Lessee from its obligations under this Lease with respect to the portion of the Demised Premises subject to the sublet, Lessee shall surrender the portion of the Demised Premises subject to the sublease on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term. If this Lease shall be canceled as to a portion of the Demised Premises only, annual Base Rent, Lessee' pro-rata share of Operating Expenses and Taxes and Lessee's parking allocation shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Lessee's Demised Premises during the term of the proposed sublet.

     (c) Lessee shall not offer to make, or enter into negotiations with respect to any Transfer to: (i) any entity owned by, or under the common control of, whether directly or indirectly, a tenant in the Premises or Unicorn Office Park or (ii) any party with whom, to the knowledge of Lessee after due inquiry of Lessor, Lessor (or its affiliate) is then negotiating with respect to other space in the Premises. It shall not be unreasonable for Lessor to disapprove any proposed Transfer to any of the foregoing entities.

     (d) Any purported Transfer under this Article 13 without Lessor's prior written consent shall be void and of no effect. From and after any such Transfer, the obligations of each such Transferee and of the original Lessee named as such in this Lease to fulfill all of the obligations of Lessee under this Lease shall be joint and several. No acceptance of rent by Lessor from or recognition in any way of the occupancy of the Demised Premises by a Transferee shall be deemed a consent to such Transfer , or a release of Lessee from direct and primary liability for the further performance of Lessee's covenants hereunder. The consent by Lessor to a particular Transfer shall not relieve Lessee from the requirement of obtaining the consent of Lessor to any further Transfer

     (e) In the event Lessee Transfers the Demised Premises or any part thereof for consideration in excess of the obligations of Lessee to Lessor hereunder, Lessee shall from time to time within fifteen (15) days of receipt pay over to Lessor an amount equal to 50% of the excess, if any, of(l) any rents received by Lessee from such Transferee, over (2) the sum of (x) the rents and other expenses payable by Lessee to Lessor hereunder, and (y) the actual thirdparty costs for legal fees, brokerage and advertising costs, leasehold improvements (including construction of a multi-tenant corridor), and out-of-pocket concession payments incurred by Lessee in procuring the Transfer.

     Section 13.02. No Transfer of any interest in this Lease, the Demised Premises or any part thereof and no execution and delivery of any instrument of assumption pursuant to Section 13.01 hereof shall in any way affect or reduce any of the obligations of Lessee under this Lease, but this Lease and all of the obligations of Lessee under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Lessee's permitted Transferees, shall constitute a violation thereof by Lessee.

                              ARTICLE 14 - DEFAULT

     Section 14.01. (a) In the event that:

     (i) the Lessee shall default in the due and punctual payment of any installment of rent, or any part thereof, when and as the same shall become due and payable and such default shall continue for more than five (5) days after notice; provided, however, that Lessor shall not be required to give such notice for the second default (or any subsequent default) in any twelve (12) month period.

     (ii) the Lessee shall default in the payment of any additional rent payable under this Lease or any part thereof, when and as the same shall become due and payable, and, such default shall continue for a period often (10) days after notice; provided, however, that Lessor shall not be required to give such notice for the second default (or any subsequent default) in any twelve (12) month period; or

     (iii) the Lessee shall default in the observance or performance of any of the Lessee's covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (i) and (ii), and such default shall not be corrected within thirty (30) days after written notice (provided that if correction of any such matter reasonably requires longer than 30 days and Lessee so notifies Lessor within 10 days after Lessor's notice is given together with an estimate of the reasonable time required for such cure, Lessee shall be allowed such longer period, but only if cure is begun within such 10-day period and such delay does not cause increased risk of damage to person or property); or

     (iv) the Lessee shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Lessee or of all or any substantial part of its properties, or of the Demised Premises, or shall make any general assignment for the benefit of creditors; or

     (v) any court enters an order, judgment or decree approving a petition filed against Lessee seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, and such order, judgment or decree shall remain unvacated or unstayed for an aggregate of sixty (60) days; or

     (vi) subject to the provisions of Section 5.05, the Demised Premises shall be abandoned (unless approved by the Lessor);

then Lessor shall have the right thereafter to re-enter and take complete possession of the Demised Premises, to declare this Lease terminated and to remove the Lessee's effects without prejudice to any remedies which might be otherwise used for arrears of rent or other default. Lessee waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Lessee agrees that upon Lessor's termination of this Lease Lessor shall be entitled to re-entry and possession in accordance with the terms hereof. Lessee agrees that a notice by Lessor alleging any default shall, at Lessor's option (the exercise of such option shall be indicated by the inclusion of the words "notice to quit" in such notice), constitute a statutory notice to quit. If Lessor exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Lessee further agrees that it shall not interpose any non-mandatory counterclaim or set-off in any summary proceeding or in any action based in whole or in part on non-payment of rent.

     (b) The Lessee shall indemnify the Lessor against all loss of rent and other payments which the Lessor may incur by reason of such termination during the residue of the term pursuant to the terms set forth in Section 14.01 (c), below. Without limiting the generality of the foregoing, Lessee shall reimburse Lessor for all expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Lessee under this Lease (including reasonable attorneys ' fees, costs of litigation and the like); all expenses reasonably incurred by Lessor in attempting to relet the Demised Premises or parts thereof (including advertisements, brokerage commissions, tenant allowances, costs of preparing space. and the like); all of Lessor's then unamortized costs of special inducements provided to Lessee (including without limitation rent holidays, rent waivers, above building standard leasehold improvements, and the like) and all Lessor's other reasonable expenditures necessitated by the termination. The reimbursement from Lessee shall be due and payable immediately from time to time upon notice from Lessor that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

     (c) Lessor may elect by written notice to Lessee at any time following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent and additional charges which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and additional charges payable for the Premises for the remainder of the Term (if less than the rent and additional charges payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment calculation described herein, the last full year's additional charges under Section 2.02 is to be deemed constant for each year thereafter. The yield to maturity on non-callable U.S. Treasury obligations having a maturity date closest to the scheduled expiration of the Term (as reported in the Wall Street Journal or comparable source of financial information reasonably selected by Lessor) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of major office buildings in the Greater Boston area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Should Lessor fail to make the election provided for in this Section 14.01(c), Lessee, upon Lessor's giving notice of such amount, shall indemnify Lessor for the loss of rent by a payment at the end of each month which would have been included in the term, representing the difference between the rent which would have been paid in accordance with this Lease and the rent actually derived from the Demised Premises by Lessor for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Lessor's reletting expenses described above which have not been reimbursed by Lessee thereunder).

     (d) Any obligation imposed by law upon Lessor to relet the Demised Premises shall be subject to the reasonable requirements of Lessor to lease other available space prior to reletting the Demised Premises and to lease to high quality tenants in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.

     (e) Nothing herein shall limit or prejudice the right of Lessor to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Lessor has suffered.

     Section 14.02. If the Lessee shall default in the observance or performance of any condition or covenants on Lessee's part to be observed or performed under or by virtue of any of the provisions and any Article of this Lease, the Lessor, after any applicable notice to Lessee and opportunity to cure provided elsewhere in this Lease, without being under any obligations to do so and without thereby waiving such default, may remedy such default for the account and at the expense of the Lessee. If the Lessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorneys' fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, and costs, shall be paid upon demand to the Lessor by the Lessee as additional rent and if not paid within ten (10) days of demand with interest at the rate of eighteen (18%) percent per annum from the date such payments were due.

     Section 14.03. No failure by either party to this Lease to insist upon strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon breach thereof, and no acceptance of full or partial rent during the continuance of any breach, shall constitute a waiver of any such or of any covenant, agreement, term or condition. The covenant, agreement, term or condition of this Lease to be performed or complied with by a party to this Lease, and no breach thereof, shall be waived, altered or modified except by written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     Section 14.04. In the event (i) any payment of rent (or additional rent) is not paid within five (5) business days of the due date, or (ii) a check received by Lessor from Lessee shall be dishonored, then because actual damages for a late payment or for a dishonored check are extremely difficult to fix or ascertain, but recognizing that damage and injury result therefrom, Lessee agrees to pay as an administrative fee and not as a penalty: (I) the greater of
(a) 5% of the amount due in (i) above or (b) $150.00 as liquidated damages for each late payment and (II) the greater of 2.5% of the amount due in (ii) or $45.00 as liquidated damages for each time a check is dishonored. (The grace period herein provided is strictly related to the fee for a late payment and shall in no way modify or stay Lessee's obligation to pay rent when it is due, nor shall the same preclude Lessor from pursuing its remedies under this Section 14, or as otherwise allowed by law.) In the event that two (2) or more Lessee's checks are dishonored, Lessor shall have the right, in addition to all other rights under this lease, to demand all future payments by certified check or money order. Furthermore, if any payment of rent (annual or additional) or any other payment payable hereunder by Lessee to Lessor shall not be paid within the applicable grace period, the same shall bear interest, from the date when the same was due until the date paid, at the rate of eighteen percent (18%) per annum. Such interest shall constitute additional rent payable hereunder.

     Section 14.05. Each right and remedy of Lessor provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Lessor of any one or more of the rights or remedies provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous exercise by Lessor of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

     Section 14.06. Whenever, under any provision of this Lease, Lessee shall be entitled to receive any payment from Lessor or to exercise any privilege or right under Article 13 of this Lease, Lessor shall not be obligated to make any such payment and Lessee shall not be entitled to exercise any such rights so long as Lessee shall be in default under any of the provisions of this Lease, and until after such default shall have been cured, if cured prior to the expiration or termination of this Lease pursuant to the provisions of Section
14.01 hereof. Lessee shall not be entitled to offset against rent or any other charges payable under this Lease any payments due from Lessor to Lessee or any Mortgagee.

                             ARTICLE 15 - SURRENDER

     Section 15.01. Lessee shall, upon any expiration or earlier termination of this Lease, remove all of Lessee's goods and effects from the Demised Premises. Lessee shall peaceably vacate and surrender to the Lessor the Demised Premises and deliver all keys, locks thereto, and other fixtures connected thereto, unless Lessor requests removal of the same, and all alterations and additions made to or upon the Demised Premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and damage by insured fire or other unavoidable casualty or taking or condemnation by public authority or as a result of Lessor's negligence only excepted. In the event of the Lessee's failure to remove any of Lessee's property from the Demised Premises, Lessor is hereby authorized, without liability to Lessee for loss or damage, and at the sole risk of Lessee, to remove and store any of the property at Lessee's expense, or to retain same under Lessor's control or to sell at public or private sale, after thirty (30) days' prior notice to Lessee at its address last known to Lessor, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

                          ARTICLE 16 - QUIET ENJOYMENT

     Section 16.01. Without limiting any other rights of Lessor stated elsewhere herein. Lessee, upon paying the rent and other charges herein provided for and performing and complying with all covenants, agreements, terms and conditions of this Lease on its part to be performed or complied with, shall lawfully and quietly hold, occupy and enjoy the Demised Premises during the term of this Lease.

                      ARTICLE 17 - ACCEPTANCE OF SURRENDER

     Section 17.0 I. No surrender to Lessor of this Lease or of the Demised Premises or any part thereof or of any interest therein by Lessee shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Lessor. No act on the part of any representative or agent of Lessor, and no act on the part of Lessor other than such a written agreement and acceptance by Lessor, shall constitute or be deemed an acceptance of any such surrender.

                   ARTICLE 18 - NOTICES - SERVICE OF PROCESS

     Section 18.01. All notices, demands, requests and other instruments which may or are required to be given by either party to the other under this Lease shall be in writing. All notices, demands, requests and other instruments from Lessor to Lessee shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid, or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to Lessee at the Demised Premises, or at such other address or addresses as the Lessee from time to time may have designated by written notice to Lessor and shall be deemed given on the earlier of actual receipt or refusal of service. Notwithstanding the foregoing, prior to the Occupancy Date Lessee's notice address shall be 400 Unicorn Park Drive, Woburn, Massachusetts 01801 or such other address or addresses as the Lessee may have designated by written notice to Lessor. All notices, demands, requests and other instruments from Lessee to Lessor shall be deemed to have been properly given if sent by United States certified mail, return receipt requested, postage prepaid or if sent by prepaid Federal Express or other similar overnight delivery service which provides a receipt, addressed to Lessor at One Appleton Street. Boston, MA 02116 and to The Prudential Insurance Company of America, c/o Prudential Real Estate Investors, 8 Campus Drive, Parsippany, New Jersey 07054, or at such other address as Lessor from time to time may have designated by written notice to Lessee. Any notice shall be deemed to be effective upon receipt by, or attempted delivery to, the intended recipient.

                    ARTICLE 19 - SEPARABILITY OF PROVISIONS

     Section 19.01. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or contrary to applicable law or unenforceable, the remainder of this Lease, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or contrary to applicable law or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Lease shall be legally valid and enforced to the fullest extent permitted by law.

ARTICLE 20 - MISCELLANEOUS

     Section 20.01. This Lease may not be modified or amended except by written agreement duly executed by the parties hereto.

     Section 20.02. This Lease shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     Section 20.03. This Lease may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument.

     Section 20.04. The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Lessor, his successors and assigns, and Lessee, and Lessee's permitted successors and assigns, and no extension, modification or change in the terms of this Lease effected with any successor, assignee or transferee shall cancel or affect the obligations of the original Lessee hereunder unless agreed to in writing by Lessor. The term "Lessor" as used herein an d throughout the Lease shall mean only the owner or owners at the time in question of Lessor's interest in this Lease. Upon any transfer of such interest, from and after the date of such transfer, Lessor herein named (and in case of any subsequent transfers the then transferor), shall be relieved of all liability for the performance or observance of any agreements, conditions or obligations on the part of the Lessor contained in this Lease except for defaults by Lessor prior to such transfer or monies owed by Lessor to Lessee and which were not assigned to and repayment thereof assumed by such transferee, provided that if any monies are in the hands of Lessor or the then transferor at the time of such transfer, and in which Lessee has an interest, shall be delivered to the transferee, then Lessee shall look only to such transferee for the return thereof.

     Section 20.05. This instrument contains the entire and only agreement between the parties, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.

     Section 20.06. In the event this Lease or a copy thereof shall be recorded by Lessee, then such recording shall constitute a default by Lessee under
Article 14 hereof entitling Lessor to immediately terminate this Lease. Upon request by Lessee, Lessor and Lessee shall execute a document in recordable form containing only such information as is necessary to constitute a Notice of Lease, including the first sentence of Section 10.01 hereof. All costs of preparation and recording such notice shall be borne by Lessee.

     Section 20.07. The submission of this Lease for review or comment shall not constitute an agreement between Lessor and Lessee until both have signed and delivered copies thereof.

     Section 20.08. Whenever Lessee is required to obtain Lessor's approval hereunder, Lessee agrees to reimburse Lessor all out-of-pocket expenses incurred by Lessor, including reasonable attorney fees in order to review documentation or otherwise determine whether to give its consent.

     Section 20.09. Lessee shall furnish to Lessor on the execution of this Lease and within one hundred twenty (120) days after each calendar year of each year during the Term an accurate, up-to-date, audited if available, financial statement(s) of the original Lessee, any assignee, and any subtenant of more than 5,000 square feet showing the financial condition of Lessee, the assignee or subtenant (as applicable) for the twelve (12) month period ending the immediately preceding December 31.

     Section 20.10. PARKING AND SHUTTLE BUS.

     (a) Lessor agrees that during the Term of this Lease, Lessee shall have the right (at no additional charge) to use three and one-half (3.5) parking spaces on the Premises per 1,000 square feet of rentable area contained in the Demised Premises to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business. Lessee shall have the exclusive right at no additional charge to use 20 parking spaces in the covered parking area underneath the Building, and the balance of Lessee's parking spaces shall be available on a non-exclusive basis within the outdoor parking areas serving the Premises. Use of the covered parking area underneath the Building will be controlled by a sticker system or comparable controls

     (b) Lessor shall provide shuttle bus service (with a bus having at least a 25 person capacity) from the Building to at least one major public transportation station for at least three hours during each weekday morning commuting period and three hours during each weekday afternoon commuting period, so long as bus ridership is maintained at a level of at least 30% capacity. The cost of the shuttle bus service shall be an Operating Expense.

     Section 20.11. Lessee warrants and represents that it is not a tax-exempt or foreign entity and that it will not assign, sublet or otherwise permit such an entity to occupy the Demised Premises without the prior written consent of the Lessor, which shall not be unreasonably withheld, conditioned or delayed in the case of a domestic tax-exempt entity after taking into account Lessor's ownership and financing.

     Section 20.12. Intentionally Omitted.

     Section 20.13. Lessor and Lessee each represent and warrant that they have not directly or indirectly dealt with any broker with respect to the leasing of the Demised Premises other than CB Richard Ellis and Fallon Hines & O'Connor. Each party agrees to exonerate and save harmless and indemnify the other against any claims for a commission by any broker, person or firm other than CB Richard Ellis and Fallon Hines & O'Connor with whom such party has dealt in connection with the execution and delivery of this Lease or out of negotiations between Lessor and Lessee with respect to the leasing of the space in the Premises.

     Section 20.14. The obligations of the Lessee hereunder shall be joint and several obligations of Lessee and any guarantors and any and all of their heirs, legal representatives, successors and assigns. The Lessor may proceed against any or all of Lessee, any guarantors and any and all of their heirs, legal representatives, successors and assigns in the event of a default hereunder.

     Section 20.l5. Intentionally Omitted.

     Section 20.16. Limitation of Liability. None of the provisions of this Lease shall cause either party to this Lease to be liable to the other, or anyone claiming through or on behalf of the other, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues. In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director, manager, member or similar party, including, without limitation, Lessor's managing agent, be liable to either party to this Lease, or anyone claiming by through or under such party for the performance of or by a party to this Lease under this Lease or any amendment, modification or agreement with respect to this Lease. Lessee agrees to look solely to Lessor's interest in the Premises in connection with the enforcement of Lessor's obligations in this Lease or for recovery of any judgment from Lessor, it being agreed that Lessor shall never be personally liable for any judgment, or incidental or consequential damages sustained by Lessee from whatever cause.

     Section 20.17. Emergency Action. In the event of an emergency, as reasonably determined by Lessor or Lessee, as applicable, in order and to the extent necessary to protect life or property, the party making that determination, where it is not practical to notify the other party, may take action and incur reasonable out-of-pocket cost to third parties for matters otherwise the obligation of the other party hereunder and, to the extent the party taking action incurs such expense in so acting, which expense, but for such emergency would have been the expense of the other, then the party on behalf of whom such action was taken and expense incurred will, within thirty (30) days after receipt of documentation of such expenses, reimburse the party which incurred such expense.

     Section 20.18. In the event either party to this Lease shall be delayed or hindered in or prevented from the performance of any act required under this Lease to be performed by such party by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, riots, insurrection, war or other reason of a like nature not within the reasonable control of such party, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. In case Lessor is prevented or delayed from diligent construction of improvements, making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Lessor's part, by reason of any cause reasonably beyond Lessor's control, Lessor shall not be liable to Lessee therefor, nor, except as otherwise provided in Section 11.01 and Section 3.03, shall Lessee be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Lessee's favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises. In no event shall either party be liable for indirect or consequential damages arising out of any default by the other party.

     20.19. If Lessee (or anyone claiming by, through, or under Lessee) shall remain in possession of the Demised Premises or any part thereof after the expiration of earlier termination of this Lease with respect thereto without any agreement in writing executed with Lessor, Lessee shall be deemed a tenant at sufferance. After the expiration or earlier termination of the Term, Lessee shall pay Base Rent at 200% of the rent rate in effect immediately preceding such expiration or termination, and with all additional rent payable and covenants of Lessee in force as otherwise herein provided, and Lessee shall be liable to Lessor for all damages arising from such failure to surrender and vacate the Demised Premises, including damages arising from the loss of a replacement lease transaction.

     20.20. Lessee shall have the appurtenant right during the term of this Lease to maintain, repair, replace, and operate, at its sole cost and expense, the standby kilowatt diesel powered generator ("Lessee's Equipment") shown on the Plans and installed as Landlord's Work, and to enjoy 24-hour access thereto, all in accordance with the terms, provisions, conditions and agreements contained in this Lease (including, without limitations provisions regarding Landlord's Work, Lessee's insurance, indemnification, overloading and nuisance, and Lessee's yield up). For all purposes under this Lease, including Article 12, Lessee's Equipment and the area where it is located shall be deemed to be located in and a part of the Demised Premises. In the event that the Lessee's Equipment shall be located in any parking areas of the Building, Lessee's parking allocation under Section 20.10 of this Lease shall be reduced to reflect any loss of parking spaces resulting from the location of Lessee's Equipment. Lessee shall, at its own expense, procure and thereafter maintain in full force and effect at all times any and all governmental licenses or permits required for the installation and the operation of Lessee's Equipment and Lessor shall cooperate with Lessee in such efforts at Lessee's sole cost and expense. Lessee shall furnish Lessor with (i) copies of all such permits required as a condition to installation and (ii) a certificate of insurance evidencing insurance coverage as required by this Lease and any other insurance reasonably required by Lessor for the installation and operation of Lessee's Equipment prior to the installation of Lessee's Equipment. Lessee shall furnish Lessor and the applicable governmental authorities with all required data and information with respect to Lessee's Equipment. Lessor, at Lessee's sole cost and expense, shall cooperate with Lessee if necessary m connection with any required filings.

     Lessee covenants that the installation and operation of Lessee's Equipment shall not (i) cause interference with any mechanical or other system either located in or servicing the Building (whether belonging to or utilized by Lessor or any other tenant or occupant of the Building); (ii) constitute a violation of any applicable laws, ordinances, rules, order, or regulations of any Federal, State, or local authority having jurisdiction over Lessee's Equipment: or (iii) constitute a nuisance or interfere with the use and enjoyment of the premises of any other tenant in the Building. All Lessee obligations under this Section
20.20 shall survive the Term of this Lease.

                              ARTICLE 21 - OPTION

     Section 21.01. Provided the obligations of Lessee under this Lease shall then be current and not in default beyond all applicable notice and grace periods and shall be occupying substantially all of the Demised Premises, Lessee shall have the right, at its election, to extend the original term of this Lease for one additional period of five (5) years (the "Option Term"), commencing upon the expiration of the original term, provided that Lessee shall give Lessor written notice in the manner provided in Section 18.01 of the exercise of its election to so extend at least nine (9) months (but no more than twelve (12) months) prior to the expiration of the original term. The expression "the original term" means the period of years referred to in Section 1.02. Prior to the exercise by Lessee of said election to extend the original term, the expression "the term of this Lease" or any equivalent expression shall mean the original term; after the exercise by Lessee of the aforesaid election, the expression "the term of this Lease" or any equivalent expression shall mean the original term as extended. Except as expressly otherwise provided in this Lease, all the agreements and conditions contained in this Lease shall apply to the additional period to which the original term shall be extended as aforesaid. If Lessee shall give written notice as provided in Section 18.01 of the exercise of the election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of the Lessor or written confirmation of receipt by Lessor.

     Section 21.02. The annual Base Rent payable for each year during the Option Term shall be 95 percent of the market rent as determined in the manner set forth in Section 21.03 below.

     Section 21.03. If Lessee gives Lessor timely notice of its intention to extend the original term of this Lease, then within sixty (60) days thereafter, Lessor shall give Lessee written notice of the then applicable market rent for Lessee's space, based on similar space on that floor in the Premises and rent for similar space in similar buildings in the same geographic area (the "Market

Rent"). Rent for each year of the Option Term shall be established as 95 percent of the Market Rent, but in no event shall 95 percent of Market Rent be lower than the yearly rent most recently paid hereunder. Rent shall never be decreased below that paid in the prior lease year.

     Section 21.04. In the event that Lessee disputes the Market Rent set by Lessor, Lessee may, within fifteen (15) days of its receipt of notice from Lessor establishing such Market Rent, give notice to Lessor of such dispute and thereupon the matter shall be submitted to arbitration in accordance with the terms set forth in Section 21.05 below. If Lessee does not so dispute Lessor's Market Rent within the fifteen (15) day period, Lessee shall be deemed to have accepted Lessor's Market Rent.

     Notwithstanding the submission of the issue of "Market Rent" to arbitration, rent for the next ensuing year of the term of this Lease shall be paid at 95 percent of the Lessor's "Market Rent" until the arbitration is completed. If, upon completion of the arbitration, it is determined that Market Rent is less or more than that set by Lessor, then an adjustment based upon such lower or greater rent shall be made based on the number of months therefore paid by Lessee but in no event shall rent be lower than that paid for the prior lease year. In no event shall the extension of the term of this Lease be affected by the determination of the rent, such exercise of extension being fixed at the time at which notice is given.

     Section 21.05. In the event Lessor and Lessee shall be unable to agree on the then Market Rent for the purposes of determining the minimum annual rent during the term of this Lease after the original term, then Market Rent shall be established in the following manner of arbitration:

     (a) Each of Lessee and Lessor shall choose an arbitrator knowledgeable in the field of establishing fair rental values in this area;

     (b) The arbitrators selected in accordance with "(a)" above shall select a third arbitrator who is an MAI certified appraiser with at least ten
          (10) years' experience in the appraisal of suburban Boston office buildings;

     (c) The selections shall be completed no later than twenty-one (21 ) days after Lessee's notice disputing Lessor's Market Rent. If any selection is not made within the 21-day time period, either party may petition the Boston office of the American Arbitration Association to make the selection;

     (d) Within thirty (30) days after their appointment, the arbitrators shall determine the fair market rent for the Demised Premises for the next lease year, and shall notify Lessee and Lessor of such determination within seven (7) days, which determination shall be final and binding upon Lessee and Lessor. If the arbitrators are unable to agree upon the fair market rent, the fair market rent will be deemed to be the average of the fair market rents proposed by the arbitrators, except that (i) if the lowest proposed fair market rent is less than 90% of the second to lowest proposed fair market rent, the lowest proposed fair market rent will automatically be deemed to be 90% of the second to lowest proposed fair market rent and (ii) if the highest proposed fair market rent is greater than 110% of the second to highest proposed fair market rent, the highest proposed flair market rent will automatically be deemed to be 110% of the second to highest proposed fair market rent.

     (e) The foregoing arbitration shall be conducted in accordance with the rules of the American Arbitration Association or its successors:

     (f) Lessor and Lessee shall each pay one-half (%) of the cost of the arbitration proceedings.

     For the purpose of determining Market Rent the parties shall use as a guideline the average rental rates for comparable office space in the Building over the past year or if no comparable office lease transactions have taken place during the past year. then the guideline shall be the then market rent for similar available space in similar buildings in the same geographic area.

                       ARTICLE 22 - RIGHT OF FIRST OFFER

     Section 22.01. Prior to offering to lease any space on the first floor of the Building to a third party other than a party leasing or licensing space for the purpose of operating a building amenity available to tenants generally, such as a cafe or fitness center, Lessor shall offer (the "Offer") to lease such space ("RFO Space") to Lessee on the same terms and conditions as Lessor intends to offer the RFO Space on the market, provided, however, that Lessee shall lease the RFO Space for the RFO Term as defined below. Lessee's rights under this
Article 22 shall not be exercisable within one year of when the Lease is then scheduled to expire.

     Notwithstanding the foregoing, Lessee's rights under this Article 22 shall not apply to leases entered into by Lessor prior to the date (the "Article 22 Date") that is the earlier of(i) two years after the date of this Lease or (ii) the date upon which at least 95% of the Building has been leased to tenants.

     Any offer by Lessor under this Section 22.01 may be accepted by Lessee by notice given within seven (7) business days of receipt of Lessor's offer. In the event that Lessee accepts any offer by Lessor under this Section 22.01, the leasing of the RFO Space shall be documented by an Amendment to this Lease. If Lessee does not exercise its rights to lease the RFO Space under this Section 22.01, Lessor shall be free to lease the RFO Space to any third party on terms that are not materially more favorable to the tenant than the terms offered to Lessee. A reduction in net rent of up to 5% shall not be considered material for purposes of this Section 22.01. Lessee's rights under this Section 22.01 shall be rendered void, at Lessor's election, if(a) Lessee is in default (after expiration of any applicable notice and cure period) at the time Lessor offers the RFO Space to Lessee or at the time Lessee's lease of the RFO Space would otherwise commence or (b) Lessee or an Affiliate approved by Lessor pursuant to
Article 13 does not occupy substantially all of the Demised Premises at the time Lessor offers the RFO Space to Lessee or at the time Lessee's lease of the RFO Space would commence or (c) at the time Lessor offers the

RFO Space to Lessee or at the time Lessee's lease of the RFO Space would commence Lessee's net worth is less than the net worth stated in Lessee's financial statements delivered to Lessor prior to the date of execution of this Lease.

     The RFO Term shall commence on the date Lessor delivers the RFO Space to Lessee free of tenants or occupants and shall expire on the later of (i) the date specified with respect to the RFO Space in the Offer or (ii) the date that this Lease is scheduled to expire for the originally Demised Premises. Lessor's failure to deliver, or delay in delivering, all or any part of the space for any reason beyond Lessor's control (including continued occupancy of any such space by occupant thereof) shall not give rise to any liability of Lessor, shall not alter Lessee's obligation to accept such space when delivered, shall not constitute a default of Lessor, and shall not affect the validity of the Lease.

     This Section 22.01 shall not be construed to grant to Lessee any rights or interest in any space in the Building and any claims by Lessee alleging a failure of Lessor to comply herewith shall be limited to claims for monetary damages and Lessee may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

                  ARTICLE 23 - LIMITED RIGHT OF FIRST REFUSAL

     Section 23.01. Prior to the Article 22 Date (as defined above), on or before the execution of any bona-fide letter of intent or term sheet to lease any space on the first floor of the Building to a third party, Lessor shall deliver such letter of intent or term sheet ("LOI") to lease such space ("RFR Space") to Lessee and Lessee shall have the right to lease the RFR Space on the same terms and conditions as set forth in the LOI. Lessee may exercise its right to lease the RFR Space under this Section 23.01 by notice given within seven
(7) business days of receipt of the LOI. If Lessee does not exercise its rights to lease any RFR Space offered to Lessee under this Section 23.01, Lessee's rights under this Article shall expire, Lessee shall have no further rights of first refusal hereunder, and Lessor shall be free to lease all space on the first floor of the building to any third party. In the event that Lessee exercises its rights to lease the RFR Space under this Section 23.01, the leasing of the RFR Space shall be documented by an Amendment to this Lease. Lessee's rights under this Section 23.01 shall be rendered void, at Lessor's election, if (a) Lessee is in default (after expiration of any applicable notice and cure period) at the time Lessor offers the RFR Space to Lessee or at the time Lessee's lease of the RFR Space would otherwise commence or (b) if the Occupancy Date has occurred and Lessee or an Affiliate approved by Lessor pursuant to Article 13 does not occupy substantially all of the Demised
Premises at the time Lessor offers the RFR Space to Lessee or at the time Lessee's lease of the RFR Space would commence or (c) at the time Lessor offers the RFR Space to Lessee or at the time Lessee's lease of the RFR Space would commence Lessee's net worth is less than the net worth stated in Lessee's financial statements delivered to Lessor prior to the date of execution of this Lease.

     Lessor's failure to deliver, or delay in delivering, all or any part of the space for any reason beyond Lessor's control (including continued occupancy of any such space by occupant thereof) shall not give rise to any liability of Lessor, shall not alter Lessee's obligation to accept such space when delivered, shall not constitute a default of Lessor, and shall not affect the validity of the Lease.

     This Section 23.01 shall not be construed to grant to Lessee any rights or interest in ally space in the Building and any claims by Lessee alleging a failure of Lessor to comply herewith shall be limited to claims for monetary damages and Lessee may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

                  ARTICLE 24 - REPRESENTATIONS AND WARRANTIES

     Section 24.01. (a) Lessor represents and warrants that, to its knowledge after due inquiry, on and after the Occupancy Date, the Building's elevators, equipment, life safety systems, invoice billing and any other devices or software that are necessary for the operation and maintenance of the Building in accordance with the provisions of the Lease will be capable of accurately processing date and/or time data relating to the year 2000. Lessor has and will continue to use commercially reasonable efforts to (i) investigate, with its management and vendors, the ability of the computer time clocks and software, that operate and/or control the Premises equipment and Lessee billings, to continue to operate without unreasonable interruption or disruption after January 1, 2000 (the "Millennium"), and (ii) undertake commercially reasonable measures to address any potential problems identified by Lessor's investigation (the "Y2K Assessment") so as to avoid, to the extent reasonably possible, unreasonable interruption and/or disruption to the Building's equipment and Lessee billings. The Y2K Assessment shall include an assessment of the Building's elevators, equipment, life safety systems, invoice billing and any other device or software that are necessary for the operation and maintenance of the Building in accordance with the provisions of the Lease.

     (b) Lessor represents and warrants to Lessee that, to the best of its knowledge after due inquiry, on the Occupancy Date the common areas of the Building, including all bathrooms, will comply with the Americans with Disabilities Act of 1990 (42 U.S.C. {}12101 et seq.) and regulations and guidelines promulgated thereunder (collectively referred to here as the "ADA").

     It is intended that this instrument will take effect as a sealed instrument.

     IN WITNESS WHEREOF, the Lessor and Lessee have signed the same as of this 9TH day of NOVEMBER, 1999.

LESSOR:                                           DIV UNICORN, LLC


                                                  By: /s/ Jonathan Daus
                                                     ---------------------------
                                                  Name: Jonathan Daus
                                                  Title: Manager

LESSEE:                                           FAIRMARKET, INC.


                                                  By: /s/ John M. Belchers
                                                     ---------------------------
                                                  Its: Chief Financial Officer